Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

of U.S. Global Investors Funds Trust:

We consent to the use of our report dated February 23, 2009 for U.S. Treasury Securities Cash Fund, U.S. Government Securities Savings Fund, Near-Term Tax Free Fund, Tax Free Fund, All American Equity Fund, Holmes Growth Fund, Global MegaTrends Fund, Global Resources Fund, World Precious Minerals Fund, Gold and Precious Metals Fund, Eastern European Fund, Global Emerging Markets Fund and China Region Fund, each a series of U.S. Global Investors Funds Trust, incorporated herein by reference and to the references to our firm under the captions “Financial Highlights” in the Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL” in the Statement of Additional Information.

Boston, Massachusetts

February 23, 2009